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                                                                      EXHIBIT 99
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                          INTIMATE BRANDS REPORTS 1999
                       EARNINGS PER SHARE INCREASE OF 21%

Columbus, Ohio; February 16, 2000 - Intimate Brands, Inc. (NYSE:IBI), the parent company of Victoria's Secret and Bath & Body Works, today announced 1999 diluted earnings per share for the fifty-two weeks ended January 29, 2000 of $1.84, compared to $1.51 last year, an increase of 22%. These amounts are before reductions to earnings per share of $0.03 in 1999 and $0.02 in 1998 for the impact of a change in accounting for gift certificates, store credits and layaway sales, discussed below. Including the impact of the change in accounting, diluted earnings per share of $1.81 increased 21% year-over-year. In 1999, sales of $4.511 billion were up 16.1% over 1998, while operating income was $793.5 million, an increase of 18% after restatement for the accounting change. Both comparable store sales and selling square feet increased 12%, while Victoria's Secret Catalogue sales grew 5%.

Leslie H. Wexner, Chairman and Chief Executive Officer, said, "We are pleased to report earnings in excess of initial expectations for both the year and the quarter. We have reported annual earnings increases of at least 20% every year since going public in October 1995."

Before the accounting change, fourth quarter diluted earnings per share were $1.17 versus $0.93 a year ago, a 26% increase. After the accounting change, fourth quarter diluted earnings per share were $1.10 versus $0.88 a year ago, a 25% increase. Fourth quarter 1999 sales increased 17.7% to $1.802 billion, driven by a 12% change in selling square feet, an 11% comparable store sales increase and a catalogue sales increase of 12%. Fourth quarter operating income increased 20% to $470.8 million after restatement for the accounting change.

Victoria's Secret grew to almost a $3 billion brand in 1999. The Victoria's Secret team continued to build strong brand equity through innovative product introductions, expanding new business opportunities such as Victoria's Secret Beauty and building its global presence through the catalogue and www.VictoriasSecret.com.

Victoria's Secret Stores sales increased 17% to $2.138 billion for the year, while operating profits grew 20%. Sales at Victoria's Secret Catalogue were up 5%, with operating profit up 10%. Sales from www.VictoriasSecret.com grew strongly throughout the year.

Bath & Body Works delivered a 22% increase in sales for the year, and operating profits grew 24%. This was driven by continued new product offerings and well-executed store operations. The White Barn Candle Co., launched in the Fall of 1999, exceeded an aggressive plan.

Mr. Wexner added, "We've completed a year of exceptional growth and have embarked on what should be another. We remain intent on delivering consistent, superior earnings growth to our investors. We will continue to focus on maintaining and building brand dominance; maximizing our channels of distribution: stores, catalogue and e-commerce; and capitalizing on new business opportunities such as Victoria's Secret Beauty and White Barn Candle Co."

CHANGE IN ACCOUNTING FOR GIFT CERTIFICATES, STORE CREDITS AND LAYAWAY SALES Intimate Brands also announced a change in accounting for gift certificates, store credits and layaway sales. The Company, which has not been contacted by the Securities and Exchange Commission (SEC), chose to address this matter after the issuance of SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements.

This change in accounting impacts the timing of recognizing income from gift certificates, store credits and layaway sales, but does not impact the Company's reported cash flows, net sales or comparable store sales. Additionally, there is no impact to customers holding unredeemed gift certificates or store credits, nor to customers who currently have merchandise on layaway.

The Company had historically recognized net receipts/(redemptions) from gift certificates and store credits as a reduction/(increase) to general, administrative and store operating expenses. Layaway sales were recognized upon receipt of the initial payment. The Company now defers the recognition of income on these transactions until the merchandise is delivered to the customer.

The Company will give retroactive effect to this accounting change by restating its previously issued financial statements as of January 30, 1999 and January 31, 1998, and for each of the three fiscal years in the period ended January 30, 1999. An amended 1998 Form 10-K containing these financial statements will be filed as soon as practicable. The change in accounting reduced reported earnings per share for each of the fiscal years 1997 through 1999 by $0.02-$0.03 per share per year.

Intimate Brands, Inc. is the leading specialty retailer of intimate apparel, beauty and personal care products through the Victoria's Secret and Bath & Body Works brands. As of January 29, 2000, Victoria's Secret products are available through 896 lingerie and beauty stores, the Victoria's Secret Catalogue and online at www.VictoriasSecret.com. The Company offers a broad selection of personal care, home fragrance and decor products through 1,214 Bath & Body Works and White Barn Candle Co. stores. The White Barn Candle Co. was launched in 1999 as the newest brand in the Intimate Brands portfolio.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The forward-looking statements made by the Company in this press release involve material risks and uncertainties and are subject to change based on various important factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not intend to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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For further information, please contact:
Debbie J. Mitchell
Intimate Brands, Inc.
(614) 415-7546
The 4th quarter earnings call will be Webcast live at www.IntimateBrands.com. To listen to the live call at 4:30 EST, please dial 1-800-553-2239 and ask for the Intimate Brands 4Q Earnings call. A replay of the call can be accessed by calling 1-800-696-1585 ID #424 (IBI).